For the fiscal period ended 6/30/00
File number 811-03623

					SUB-ITEM 77-0

					EXHIBITS

		Transactions Effected Pursuant to Rule 10f-3

I.    The Prudential Series Fund - Equity Portfolio

1.   Name of Issuer
	John Hancock Financial Services, Inc.

2.   Date of Purchase
	1/26/00

3.   Number of Securities Purchased
	1,748,100

4.   Dollar Amount of Purchase
	$29,717,700

5.   Price Per Unit
	$17.00

6.   Name(s) of Underwriter(s) or Dealer(s)
      From whom Purchased
	Morgan Stanley/Fox-Pitt Kelton, Inc.

7.   Other Members of the Underwriting Syndicate
	  See Exhibit A

EXHIBIT A

UNDERWRITER

Morgan Stanley & Co. Incorporated
Merril Lynch, Pierce, Fenner & Smith Incorporated
Solomon Smith Barney Inc.
Credit Suisse First Boston Corporation
Donaldson Lufkin & Jenrette Securities Corporation
Goldman Sachs & Co.
Fox-Pitt, Kelton Inc.
ABN Amro Incorporated
Chatsworth Securities LLC
A.G. Edwards & Sons
First Union Securities, Inc.
Janney Montgomery Scott LLC
Lehman Brothers Inc.
Melvin Securities, LLC
J.P. Morgan Securities Inc.
Nesbitt Burns Securities Inc.
Paribas Corporation
Prudential Securities Incorporated
Pryor, Counts Capital Markets, LLC
Ramirez & Co Inc.
Scotia Capital Markets (USA) Inc.
Muriel Siebert & Co. , Inc.
Tucker Anthony Cleary Gull
Utendahl Capital Partners, L.P.
Wachovia Securities, Inc.
Warburg Dillon Read LLC

INTERNATIONAL UNDERWRITER:

Morgan Stanley & Co. International Limited
Merrill Lynch International
Salomon Brothers International Limited
Credit Suisse First Boston (Europe) Limited
Donaldson, Lufkin & Jenrette International
Goldman Sachs International Ltd.
Fox-Pitt, Kelton, Inc.